UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

May 2, 2015
Date of report (Date of earliest event reported)

DR. TATTOFF, INC.
(Exact Name of Registrant as Specified in Charter)

Florida	000-52836	20-0594204
(State or Other	(Commission File Number)	(IRS Employer
Jurisdiction of Incorporation)		Identification No.)

8500 Wilshire Blvd., Suite 105
Beverly Hills, CA 90211
(Address of Principal Executive Offices) (Zip Code)

(310) 659-5101
(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.	Entry into a Material Definitive Agreement.

Effective as of May 3, 2015, the Company entered into a Management Services Agreement (the “MSA”) with SC Laser, Inc., a Medical Corporation, to provide certain non-medical management, administrative, marketing and support services and equipment as an independent contractor to the practice sites where SC Laser Inc. provides or supervises laser tattoo and hair removal services. Under the MSA, SC Laser Inc. retains sole responsibility for, and complete authority, supervision and control over, the provision of professional healthcare services performed by licensed medical professionals at the applicable clinics as it deems, in its sole discretion, appropriate and in accordance with all applicable California state and Federal laws and regulations. SC Laser Inc. shall employ and pay the medical staff providing the services under the MSA. Pursuant to the MSA, patient payables are deposited into the bank account of SC Laser Inc., and the Company shall prepare and make payments on behalf of SC Laser Inc. with respect to employee salaries, employment taxes and employee benefits, among other payables.

The Company has responsibility for most of the operations of the business conducted at its California clinics, except for the dispensing of patient care services, in accordance with California state law. The Company does not own any equity in SC Laser Inc., and does not economically benefit from any increase in the value of SC Laser Inc. The Company provides services under the MSA to all four of its California clinics. Pursuant to the MSA, we have the exclusive right to manage any other practice sites operated by SC Laser Inc. Following are certain of the material terms of the MSA:

●
Term: A two-year initial term commencing on May 3, 2015 and ending on May 2, 2017, with automatic two year renews thereafter unless either party notifies the other party not less that 120 days prior to the end of the then current term of its intention to not renew the MSA.

●
Fee: A management services fee to the Company of 70% of the gross revenues of SC Laser Inc. which is reduced by (i) $1,250 per month for each clinic that the Company is managing under the MSA, (ii) $1,666.66 per month, and (iii) for the first 18 months of the MSA, an additional $8,333.33.

●	Intellectual Property License: SC Laser Inc. has a nonexclusive revocable license to use the name “Dr. Tattoff” owned by the Company.

●
Security Interest: The Company has the right to require SC Laser Inc. to execute a security agreement pursuant to which the Company would have a security interest in the gross revenues, accounts receivable, cash and other accounts of the businesses, securing the payment and performance of the obligations of SC Laser Inc. under the MSA.

A copy of the MSA is filed as an exhibit hereto.

Item 1.02	Termination of Material Definitive Agreement.

Effective as of the close of business on May 2, 2015, the Amended and Restated Management Services Agreement effective January 1, 2010 between William Kirby D.O., Inc. and Dr. Tattoff, Inc. was terminated by mutual agreement. The parties decided to terminate the agreement since Dr. Kirby decided to explore other career opportunities and spend more time with his family. There were no early termination penalties incurred by the Company.

Under that agreement, we provided certain non-medical management, administrative, marketing and support services and equipment as an independent contractor to the practice sites where William Kirby, D.O., Inc. provided or supervised laser tattoo and hair removal services. Under that agreement, William Kirby, D.O., Inc. retained sole responsibility for, and complete authority, supervision and control over, the provision of professional healthcare services performed by licensed medical professionals at the applicable clinics as it deemed, in its sole discretion, appropriate and in accordance with all applicable California state and Federal laws and regulations. William Kirby, D.O., Inc. employed and paid the medical staff providing the services under that arrangement. Pursuant to that agreement, patient payables were deposited into the bank account of William Kirby D.O., Inc., and the Company prepared and made payments on behalf of William Kirby D.O., Inc. with respect to employee salaries, employment taxes and employee benefits, among other payables.

The Company does not own any equity in William Kirby D.O., Inc., and did not economically benefit from any increase in the value of William Kirby, D.O., Inc. The Company provided services under that agreement to all four of its California clinics.

Following are certain of the material terms of that agreement:

●	Term: A seven year initial term commencing on January 1, 2010 and originally ending on December 31, 2016.

●	Fee: A management services fee to the Company for 2014 of 70.3% of the gross revenues of William Kirby, D.O., Inc.

Item 9.01.	Financial Statements and Exhibits.

(a)	Financial Statements of Business Acquired. Not applicable.
(b)	Pro Forma Financial Information. Not applicable.
(c)	Shell Company Transactions. Not applicable.
(d)	Exhibits.

Exhibit Number

10.1	Management Services Agreement dated May 3, 2015 by and between Dr. Tattoff, Inc. and SC Laser, Inc.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

DR. TATTOFF, INC.

Date: May 5, 2015	By:	/s/ Harry L. Zimmerman
Harry L. Zimmerman EVP - COO

EXHIBIT INDEX

Exhibit Number	Description

10.1	Management Services Agreement dated May 3, 2015 by and between Dr. Tattoff, Inc. and SC Laser, Inc.